UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 2, 2008
Health Care REIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One SeaGate, Suite 1500, Toledo, Ohio		43604
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (419) 247-2800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Purchase and Sale Agreement
On September 2, 2008, HCN Acquiror, Inc. (“HCN Sub”), a Delaware corporation and a wholly-owned subsidiary of Health Care REIT, Inc., a Delaware corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with US Assisted Living Facilities III, Inc., a Delaware corporation (“Seller”), and Sunrise Senior Living Investments, Inc., a Virginia corporation, a wholly-owned subsidiary of Sunrise Senior Living, Inc., a Delaware corporation (“Sunrise”).
Pursuant to the Agreement, at closing HCN Sub will acquire a 90% interest in Sunrise Third Senior Holdings, LLC (“Sunrise Third”) from Seller for an aggregate purchase price of $643.5 million. The purchase price will be offset by 90% of the debt to be retained or assumed, directly or indirectly, by Sunrise Third (which debt is estimated to be $309 million at closing) and any other liabilities and obligations retained or assumed, directly or indirectly, by Sunrise Third as part of the closing transactions. Sunrise Third indirectly owns or, upon completion of the transaction, will own (through leasing arrangements with its wholly-owned subsidiaries) 29 senior living facilities in 12 states and is and will continue to be 10% owned by Sunrise. Upon completion of the transaction, a Sunrise affiliate will operate and manage the communities pursuant to a management agreement for each community and a manager pooling agreement to be executed at closing, forms of which have been agreed upon.
The Company has 45 days to complete its due diligence investigation of the transaction and the communities. If the Company is not satisfied with the results of this investigation, it may terminate the Agreement at any time before the end of this 45-day period. In connection with the execution of the Agreement, the Company provided an initial deposit to a title company. The deposit will be returned to the Company if it terminates the Agreement during this 45-day period. The deposit will be increased and will become non-refundable (subject to limited exceptions) if the Company does not terminate the Agreement before the end of the 45-day period.
In addition to the termination rights described above, the transaction is subject to various closing conditions, including, among other things, the obtainment of certain lender and ground lessor consents, the receipt of applicable healthcare licenses and governmental approvals, and the absence of material adverse changes affecting the communities or Sunrise Third and certain material adverse changes affecting Sunrise or its facility manager affiliate.
Private Securities Litigation Reform Act of 1995
This document contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including the approval of the transaction by the Company following the completion of its due diligence investigation of the transaction and the communities, the satisfaction of the closing conditions to the transaction described above, the parties’ performance of their obligations under the Agreement and other risks and uncertainties identified in the Company’s other reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
Item 7.01 Regulation FD Disclosure.
The press release announcing the transaction is posted on the Internet (www.hcreit.com) under the heading News & Events. A copy of the press release has been furnished as Exhibit 99.1 to this Current Report.
All information in the press release is furnished and shall not be deemed “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise be subject to the liability of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporated it by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1      Press release dated September 2, 2008

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ GEORGE L. CHAPMAN
George L. Chapman
Its: Chairman of the Board and
Chief Executive Officer
Dated: September 2, 2008